The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 1, 2019

Citigroup Global Markets Holdings Inc.	February---, 2019 Medium-Term Senior Notes, Series N Pricing Supplement No. 2019-USNCH1955 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-216372 and 333-216372-01

Contingent Income Auto-Callable Securities Due February-----, 2022

Based on the Performance of the Shares of the VanEck Vectors® Gold Miners ETF

Principal at Risk Securities

Overview

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. The securities offer the potential for quarterly contingent coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. In exchange for this higher potential yield, you must be willing to accept the risks that (i) your actual yield may be lower than the yield on our conventional debt securities of the same maturity because you may not receive one or more, or any, contingent coupon payments; (ii) your actual yield may be negative because your payment at maturity may be significantly less than the stated principal amount of your securities, and possibly zero; and (iii) the securities may be automatically redeemed prior to maturity beginning approximately three months after the issue date. Each of these risks will depend on the performance of the shares of VanEck Vectors® Gold Miners ETF (the “underlying shares”), as described below. Although you will be exposed to downside risk with respect to the underlying shares, you will not participate in any appreciation of the underlying shares or receive any dividends paid on the underlying shares.

▪	Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any payments due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:		Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:		All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlying shares:		Shares of VanEck Vectors® Gold Miners ETF (ticker symbol: “GDX”) (the “underlying share issuer”)
Aggregate stated principal amount:		$
Stated principal amount:		$10 per security
Pricing date:		February , 2019 (expected to be February 8, 2019)
Issue date:		February , 2019 (three business days after the pricing date). See “Supplemental Plan of Distribution” in this pricing supplement for additional information.
Valuation dates:		Expected to be May 8, 2019, August 8, 2019, November 8, 2019, February 10, 2020, May 8, 2020, August 10, 2020, November 9, 2020, February 8, 2021, May 10, 2021, August 9, 2021, November 8, 2021 and February 8, 2022 (the “final valuation date”), each subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur.
Maturity date:		Unless earlier redeemed, February , 2022 (expected to be February 11, 2022)
Contingent coupon payment dates:		For each valuation date, the third business day after such valuation date, except that the contingent coupon payment date for the final valuation date will be the maturity date.
Contingent coupon:		On each quarterly contingent coupon payment date, unless previously redeemed, the securities will pay a contingent coupon equal to 2.125% of the stated principal amount of the securities (approximately 8.50% per annum) if and only if the closing price of the underlying shares on the related valuation date is greater than or equal to the downside threshold price. If the closing price of the underlying shares on any quarterly valuation date is less than the downside threshold price, you will not receive any contingent coupon payment on the related contingent coupon payment date.
Automatic early redemption:		If, on any potential redemption date, the closing price of the underlying shares is greater than or equal to the initial share price, each security you then hold will be automatically redeemed on the related contingent coupon payment date for an amount in cash equal to the early redemption payment. If the securities are redeemed, no further payments will be made.
Early redemption payment:		The stated principal amount of $10 per security plus the related contingent coupon payment
Potential redemption dates:		Each quarterly valuation date beginning in May 2019 and ending in November 2021
Payment at maturity:

If the securities are not automatically redeemed prior to maturity, for each $10 stated principal amount security you hold at maturity, you will receive cash in an amount determined as follows:

▪ If the final share price is greater than or equal to the downside threshold price: $10 + the contingent coupon payment due at maturity

▪ If the final share price is less than the downside threshold price: $10 + ($10 × the share return)

If the final share price is less than the downside threshold price, you will receive less, and possibly significantly less, than 80.00% of the stated principal amount of your securities at maturity, and you will not receive any contingent coupon payment at maturity.

Initial share price:		$ , the closing price of the underlying shares on the pricing date
Final share price:		The closing price of the underlying shares on the final valuation date
Downside threshold price:		$ , 80.00% of the initial share price
Share return:		(i) The final share price minus the initial share price, divided by (ii) the initial share price
Listing:		The securities will not be listed on any securities exchange
CUSIP / ISIN:		17326W639 / US17326W6396
Underwriter:		Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee	Proceeds to issuer
Per security:	$10.00	$0.20(2)	$9.75
$0.05(3)
Total:	$	$	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the securities on the pricing date will be at least $9.380 per security, which will be less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $0.25 for each $10 security sold in this offering. Certain selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from CGMI a fixed selling concession of $0.20 for each $10 security they sell. Additionally, it is possible that CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

(3) Reflects a structuring fee payable to Morgan Stanley Wealth Management by CGMI of $0.05 for each security.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-9.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-04-06 dated April 7, 2017         Underlying Supplement No. 7 dated July 16, 2018

Prospectus Supplement and Prospectus each dated April 7, 2017

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
Contingent Income Auto-Callable Securities Due February-----, 2022 Based on the Performance of the Shares of the VanEck Vectors® Gold Miners ETF Principal at Risk Securities

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect whether you receive a contingent coupon payment on a contingent coupon payment date as well as your payment at maturity, such as market disruption events and other events affecting the underlying shares. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date,” “—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an Underlying ETF,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the underlying shares that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Dilution and Reorganization Adjustments. The initial share price and the downside threshold price are each a “Relevant Price” for purposes of the section “Description of the Securities—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares—Dilution and Reorganization Adjustments” in the accompanying product supplement. Accordingly, the initial share price and the downside threshold price are each subject to adjustment upon the occurrence of any of the events described in that section.

Investment Summary

The securities provide an opportunity for investors to earn a quarterly contingent coupon payment, which is an amount equal to $0.2125 (2.125% of the stated principal amount) per security, with respect to each quarterly valuation date on which the closing price of the underlying shares is greater than or equal to 80.00% of the initial share price, which we refer to as the downside threshold price. The quarterly contingent coupon payment, if any, will be payable quarterly on the relevant contingent coupon payment date, which is the third business day after the related valuation date or, in the case of the quarterly contingent coupon payment, if any, with respect to the final valuation date, the maturity date. If the closing price of the underlying shares is less than the downside threshold price on any valuation date, investors will receive no quarterly contingent coupon payment for the related quarterly period. It is possible that the closing price of the underlying shares could be below the downside threshold price on most or all of the valuation dates so that you will receive few or no quarterly contingent coupon payments. We refer to these payments as contingent because there is no guarantee that you will receive a payment on any contingent coupon payment date. Even if the closing price of the underlying shares was at or above the downside threshold price on some quarterly valuation dates, the closing price of the underlying shares may fluctuate below the downside threshold price on others.

If the closing price of the underlying shares is greater than or equal to the initial share price on any potential redemption date (beginning approximately three months after the issue date), the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the quarterly contingent coupon payment with respect to the related potential redemption date. If the securities have not previously been automatically redeemed and the final share price is greater than or equal to the downside threshold price, the payment at maturity will also be the sum of the stated principal amount and the quarterly contingent coupon payment with respect to the final valuation date. However, if the securities have not previously been automatically redeemed and the final share price is less than the downside threshold price, investors will be exposed to the decline in the closing price of the underlying shares, as compared to the initial share price, on a 1-to-1 basis. Under these circumstances, the payment at maturity will be (i) the stated principal amount plus (ii) (a) the stated principal amount times (b) the share return, which means that the payment at maturity will be less than 80.00% of the stated principal amount of the securities and could be zero. Investors in the securities must be willing to accept the risk of losing their entire principal and also the risk of receiving few or no quarterly contingent coupon payments over the term of the securities. In addition, investors will not participate in any appreciation of the underlying shares.

February 2019	PS-2

Citigroup Global Markets Holdings Inc.
Contingent Income Auto-Callable Securities Due February-----, 2022 Based on the Performance of the Shares of the VanEck Vectors® Gold Miners ETF Principal at Risk Securities

Key Investment Rationale

The securities offer investors an opportunity to earn a quarterly contingent coupon payment equal to 2.125% of the stated principal amount with respect to each valuation date on which the closing price of the underlying shares is greater than or equal to 80.00% of the initial share price, which we refer to as the downside threshold price. The securities may be automatically redeemed prior to maturity for the stated principal amount per security plus the applicable quarterly contingent coupon payment, and the payment at maturity will vary depending on the final share price, as follows:

Scenario 1

On any potential redemption date (beginning approximately three months after the issue date), the closing price of the underlying shares is greater than or equal to the initial share price.

■    The securities will be automatically redeemed for (i) the stated principal amount plus (ii) the quarterly contingent coupon payment with respect to the related potential redemption date.

■    Investors will not participate in any appreciation of the underlying shares from the initial share price.

Scenario 2

The securities are not automatically redeemed prior to maturity, and the final share price is greater than or equal to the downside threshold price.

■    The payment due at maturity will be (i) the stated principal amount plus (ii) the quarterly contingent coupon payment with respect to the final valuation date.

■    Investors will not participate in any appreciation of the underlying shares from the initial share price.

Scenario 3

The securities are not automatically redeemed prior to maturity, and the final share price is less than the downside threshold price.

■    The payment due at maturity will be (i) the stated principal amount plus (ii) (a) the stated principal amount times (b) the share return.

■    Investors will lose a significant portion, and may lose all, of their principal in this scenario.

February 2019	PS-3

Citigroup Global Markets Holdings Inc.
Contingent Income Auto-Callable Securities Due February-----, 2022 Based on the Performance of the Shares of the VanEck Vectors® Gold Miners ETF Principal at Risk Securities

How the Securities Work

The following diagrams illustrate potential payments on the securities. The first diagram illustrates how to determine whether a contingent coupon payment will be paid with respect to a quarterly valuation date. The second diagram illustrates how to determine whether the securities will be automatically redeemed following a potential redemption date. The third diagram illustrates how to determine the payment at maturity if the securities are not automatically redeemed prior to maturity.

Diagram #1: Quarterly Contingent Coupon Payments

Diagram #2: Automatic Early Redemption

February 2019	PS-4

Citigroup Global Markets Holdings Inc.
Contingent Income Auto-Callable Securities Due February-----, 2022 Based on the Performance of the Shares of the VanEck Vectors® Gold Miners ETF Principal at Risk Securities

Diagram #3: Payment at Maturity if No Automatic Early Redemption Occurs

For more information about the payment upon an early automatic redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” starting on page PS-6.

February 2019	PS-5

Citigroup Global Markets Holdings Inc.
Contingent Income Auto-Callable Securities Due February-----, 2022 Based on the Performance of the Shares of the VanEck Vectors® Gold Miners ETF Principal at Risk Securities

Hypothetical Examples

The below examples are based on the following terms:

Stated principal amount:	$10 per security
Hypothetical initial share price:	$20.00
Hypothetical downside threshold price:	$16.00, which is 80.00% of the hypothetical initial share price
Hypothetical quarterly contingent coupon payment:	$0.2125 (2.125% of the stated principal amount) per security

In Examples 1 and 2, the closing price of the underlying shares fluctuates over the term of the securities and the closing price of the underlying shares is greater than or equal to the initial share price on one of the potential redemption dates, which begin approximately three months after the issue date. Because the closing price of the underlying shares is greater than or equal to the initial share price on one of the potential redemption dates, the securities are automatically redeemed following the relevant potential redemption date. In Examples 3 and 4, the closing price of the underlying shares on each potential redemption date is less than the initial share price, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

	Example 1			Example 2
Valuation Dates	Hypothetical Closing Price of the Underlying Shares	Quarterly Contingent Coupon Payment	Early Redemption Payment*	Hypothetical Closing Price of the Underlying Shares	Quarterly Contingent Coupon Payment	Early Redemption Payment*
#1	$30.00	$0	$10.2125	$18.00	$0.2125	N/A
#2	N/A	N/A	N/A	$15.60	$0	N/A
#3	N/A	N/A	N/A	$14.05	$0	N/A
#4	N/A	N/A	N/A	$10.00	$0	N/A
#5	N/A	N/A	N/A	$10.75	$0	N/A
#6	N/A	N/A	N/A	$11.50	$0	N/A
#7	N/A	N/A	N/A	$12.20	$0	N/A
#8	N/A	N/A	N/A	$13.90	$0	N/A
#9	N/A	N/A	N/A	$14.00	$0	N/A
#10	N/A	N/A	N/A	$14.85	$0	N/A
#11	N/A	N/A	N/A	$25.00	—*	$10.2125
Final Valuation Date	N/A	N/A	N/A	N/A	N/A	N/A

*The early redemption payment includes the unpaid quarterly contingent coupon payment with respect to the potential redemption date on which the closing price of the underlying shares is greater than or equal to the initial share price and the securities are automatically redeemed as a result.

In Example 1, the securities are automatically redeemed following the first valuation date (which is the first potential redemption date) as the closing price of the underlying shares on that potential redemption date is greater than the initial share price. You receive the early redemption payment, calculated as follows:

stated principal amount + quarterly contingent coupon = $10 + $0.2125 = $10.2125

In this example, the automatic early redemption feature limits the term of your investment to approximately three months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving quarterly contingent coupons.

February 2019	PS-6

Citigroup Global Markets Holdings Inc.
Contingent Income Auto-Callable Securities Due February-----, 2022 Based on the Performance of the Shares of the VanEck Vectors® Gold Miners ETF Principal at Risk Securities

In Example 2, the securities are automatically redeemed following the eleventh valuation date (which is the last potential redemption date) as the closing price of the underlying shares on that potential redemption date is greater than the initial share price. As the closing price of the underlying shares on the first valuation date is greater than the downside threshold price, you receive the quarterly contingent coupon payment of $0.2125 with respect to that valuation date. Following the eleventh valuation date (the last potential redemption date), you receive an automatic early redemption payment of $10.2125, which includes the quarterly contingent coupon payment with respect to the eleventh valuation date.

In this example, the automatic early redemption feature limits the term of your investment to approximately two years and nine months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving quarterly contingent coupon payments. Further, although the underlying shares have appreciated by 25% from the initial share price on the eleventh valuation date, you only receive $10.2125 per security upon redemption and do not benefit from this appreciation. The total payments on the securities will amount to $10.425 per security.

	Example 3			Example 4
Valuation Dates	Hypothetical Closing Price of the Underlying Shares	Quarterly Contingent Coupon Payment	Early Redemption Payment*	Hypothetical Closing Price of the Underlying Shares	Quarterly Contingent Coupon Payment	Early Redemption Payment*
#1	$11.00	$0	N/A	$9.00	$0	N/A
#2	$10.65	$0	N/A	$18.70	$0.2125	N/A
#3	$9.00	$0	N/A	$9.50	$0	N/A
#4	$9.40	$0	N/A	$19.00	$0.2125	N/A
#5	$8.90	$0	N/A	$11.00	$0	N/A
#6	$9.90	$0	N/A	$18.50	$0.2125	N/A
#7	$10.00	$0	N/A	$14.60	$0	N/A
#8	$11.50	$0	N/A	$10.70	$0	N/A
#9	$12.00	$0	N/A	$12.00	$0	N/A
#10	$13.00	$0	N/A	$13.50	$0	N/A
#11	$14.00	$0	N/A	$12.80	$0	N/A
Final Valuation Date	$0.00	$0	N/A	$18.00	—*	N/A
Payment at Maturity	$0.00			$10.2125

* The final quarterly contingent coupon payment, if any, will be paid at maturity.

Examples 3 and 4 illustrate the payment at maturity per security based on the final share price.

In Example 3, the closing price of the underlying shares remains below the downside threshold price on each valuation date throughout the term of the securities. As a result, you do not receive any quarterly contingent coupon payment during the term of the securities and, at maturity, you are fully exposed to the decline in the closing price of the underlying shares. As the final share price is less than the downside threshold price, you receive a cash payment at maturity calculated as follows:

stated principal amount + (stated principal amount × share return) = $10 + ($10 × -100%) = $0.00

In this example, because the underlying shares have lost all of their value by the final valuation date, the payment you receive at maturity would be equal to zero, and you would lose your entire investment. You may lose up to all of your investment in the securities.

In Example 4, the closing price of the underlying shares decreases to a final share price of $18.00. As the closing price of the underlying shares on the second, fourth, and sixth valuation dates are greater than the downside threshold price, you receive the quarterly contingent coupon payment of $0.2125 with respect to each of those valuation dates, but not with respect to any other valuation date prior to the final valuation date. Although the final share price is less than the initial share price, because the final share price is still not less than the downside threshold price, you receive the stated principal amount plus a quarterly contingent coupon payment with respect to the final valuation date.

February 2019	PS-7

Citigroup Global Markets Holdings Inc.
Contingent Income Auto-Callable Securities Due February-----, 2022 Based on the Performance of the Shares of the VanEck Vectors® Gold Miners ETF Principal at Risk Securities

In this example, although the final share price represents a 10% decline from the initial share price, you receive the stated principal amount per security plus the quarterly contingent coupon payment, equal to a total payment of $10.2125 per security at maturity. The total payments on the securities will amount to $10.85 per security.

The hypothetical returns and hypothetical payments on the securities shown above apply only if you hold the securities for their entire term or until automatic early redemption. These hypothetical examples do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

February 2019	PS-8

Citigroup Global Markets Holdings Inc.
Contingent Income Auto-Callable Securities Due February-----, 2022 Based on the Performance of the Shares of the VanEck Vectors® Gold Miners ETF Principal at Risk Securities

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities that are guaranteed by Citigroup Inc., including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying shares. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity and the final share price is less than the downside threshold price, you will lose a significant portion or all of your investment, based on a loss of 1% of the stated principal amount of the securities for every 1% by which the final share price is less than the initial share price. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

▪	You will not receive any contingent coupon payment for any quarter in which the closing price of the underlying shares is less than the downside threshold price on the related valuation date. A contingent coupon payment will be made on a contingent coupon payment date if and only if the closing price of the underlying shares on the related valuation date is greater than or equal to the downside threshold price. If the closing price of the underlying shares is less than the downside threshold price on any quarterly valuation date, you will not receive any contingent coupon payment on the related contingent coupon payment date, and if the closing price of the underlying shares is below the downside threshold price on each valuation date, you will not receive any contingent coupon payments over the term of the securities.

▪	Higher contingent coupon rates are associated with greater risk. The securities offer contingent coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. This higher potential yield is associated with greater levels of expected risk as of the pricing date for the securities, including the risk that you may not receive a contingent coupon payment on one or more, or any, contingent coupon payment dates, the securities will not be automatically redeemed and the amount you receive at maturity may be significantly less than the stated principal amount of your securities and may be zero. The volatility of the underlying shares is an important factor affecting these risks. Greater expected volatility of the underlying shares as of the pricing date may result in a higher contingent coupon rate, but it also represents a greater expected likelihood as of the pricing date that the closing price of the underlying shares will be less than the downside threshold price on one or more valuation dates, such that you will not receive one or more, or any, contingent coupon payments during the term of the securities, the closing price of the underlying shares will be less than the initial share price on each potential redemption date, such that the securities will not be automatically redeemed, and the final share price will be less than the downside threshold price, such that you will suffer a substantial loss of principal at maturity.

▪	You may not be adequately compensated for assuming the downside risk of the underlying shares. The potential contingent coupon payments on the securities are the compensation you receive for assuming the downside risk of the underlying shares, as well as all the other risks of the securities. That compensation is effectively “at risk” and may, therefore, be less than you currently anticipate. First, the actual yield you realize on the securities could be lower than you anticipate because the coupon is “contingent” and you may not receive a contingent coupon payment on one or more, or any, of the contingent coupon payment dates. Second, the contingent coupon payments are the compensation you receive not only for the downside risk of the underlying shares, but also for all of the other risks of the securities, including the risk that the securities may be automatically redeemed beginning approximately three months after the issue date, interest rate risk and our credit risk. If those other risks increase or are otherwise greater than you currently anticipate, the contingent coupon payments may turn out to be inadequate to compensate you for all the risks of the securities, including the downside risk of the underlying shares.

▪	The securities may be automatically redeemed prior to maturity, limiting your opportunity to receive contingent coupon payments. On any potential redemption date, beginning in May 2019 and ending in November 2021, the securities will be automatically redeemed if the closing price of the underlying shares on that potential redemption date is greater than or equal to the initial share price. Thus, the term of the securities may be limited to as short as approximately three months. If the securities are redeemed prior to maturity, you will not receive any additional contingent coupon payments. Moreover, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

February 2019	PS-9

Citigroup Global Markets Holdings Inc.
Contingent Income Auto-Callable Securities Due February-----, 2022 Based on the Performance of the Shares of the VanEck Vectors® Gold Miners ETF Principal at Risk Securities

▪	The securities offer downside exposure to the underlying shares, but no upside exposure to the underlying shares. You will not participate in any appreciation in the price of the underlying shares over the term of the securities. Consequently, your return on the securities will be limited to the contingent coupon payments you receive, if any, and may be significantly less than the return on the underlying shares over the term of the securities. In addition, you will not receive any dividends or other distributions or any other rights with respect to the underlying shares over the term of the securities.

▪	The performance of the securities will depend on the closing price of the underlying shares solely on the relevant valuation dates, which makes the securities particularly sensitive to the volatility of the underlying shares. Whether the contingent coupon will be paid for any given quarter and whether the securities will be automatically redeemed prior to maturity will depend on the closing price of the underlying shares solely on the quarterly valuation dates and potential redemption dates, respectively, regardless of the closing price of the underlying shares on other days during the term of the securities. If the securities are not automatically redeemed, what you receive at maturity will depend solely on the closing price of the underlying shares on the final valuation date, and not on any other day during the term of the securities. Because the performance of the securities depends on the closing price of the underlying shares on a limited number of dates, the securities will be particularly sensitive to volatility in the closing price of the underlying shares. You should understand that the underlying shares have historically been highly volatile.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions and structuring fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying shares, the dividend yields on the underlying shares and the securities held by the underlying share issuer and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs

February 2019	PS-10

Citigroup Global Markets Holdings Inc.
Contingent Income Auto-Callable Securities Due February-----, 2022 Based on the Performance of the Shares of the VanEck Vectors® Gold Miners ETF Principal at Risk Securities

associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not the same as the coupon that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the price and volatility of the underlying shares and a number of other factors, including price and volatility of the securities held by the underlying share issuer, the dividend yields on the underlying shares and the securities held by the underlying share issuer, interest rates generally, the time remaining to maturity and our and/or Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the price of the underlying shares may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	Fluctuations in exchange rates will affect the closing value of the VanEck Vectors® Gold Miners ETF. Because the VanEck Vectors® Gold Miners ETF includes securities that trade outside the United States and the closing value of the VanEck Vectors® Gold Miners ETF is based on the U.S. dollar value of those securities, holders of the securities will be exposed to currency exchange rate risk with respect to each of the currencies in which such securities trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to the relevant country, including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each applicable region. An investor’s net exposure will depend on the extent to which the currencies of the applicable countries strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the securities held by the VanEck Vectors® Gold Miners ETF, the price of the underlying shares of the VanEck Vectors® Gold Miners ETF will be adversely affected for that reason alone and your return on the securities may be reduced. Of particular importance to potential currency exchange risk are: existing and expected rates of inflation; existing and expected interest rate levels; the balance of payments; and the extent of governmental surpluses or deficits in the applicable countries and the United States. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the applicable countries and the United States. and other countries important to international trade and finance.

▪	The VanEck Vectors® Gold Miners ETF is subject to risks associated with the gold and silver mining industries. The equity securities included in the NYSE Arca Gold Miners Index and that are generally tracked by the VanEck Vectors® Gold Miners ETF are common stocks and American depositary receipts (“ADRs”) of companies primarily engaged in mining for gold and silver. The shares of the VanEck Vectors® Gold Miners ETF may be subject to increased price volatility as they are linked to a single industry, market or sector and may be more susceptible to adverse economic, market, political or regulatory occurrences affecting that industry, market or sector.

Because the VanEck Vectors® Gold Miners ETF invests primarily in common stocks and ADRs of companies that are involved in the gold mining industries, the underlying shares of the VanEck Vectors® Gold Miners ETF are subject to certain risks associated with such companies. Competitive pressures may have a significant effect on the financial condition of such companies in the gold mining industry. Also, gold mining companies are highly dependent on the price of gold. The price of gold is primarily affected by the global demand for and supply of gold. The market for gold bullion is global, and gold prices are subject to volatile price

February 2019	PS-11

Citigroup Global Markets Holdings Inc.
Contingent Income Auto-Callable Securities Due February-----, 2022 Based on the Performance of the Shares of the VanEck Vectors® Gold Miners ETF Principal at Risk Securities

movements over short periods of time and are affected by numerous factors, including macroeconomic factors, such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is usually quoted), interest rates, gold borrowing and lending rates and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may be affected by industry factors, such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold. Additionally, gold prices may be affected by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market. From time to time, above-ground inventories of gold may also influence the market. It is not possible to predict the aggregate effect of all or any combination of these factors. The price of gold has recently been, and may continue to be, extremely volatile.

The VanEck Vectors® Gold Miners ETF invests to a lesser extent in common stocks and ADRs of companies involved in the silver mining industry. Silver mining companies are highly dependent on the price of silver. The price of silver is primarily affected by global demand for and supply of silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events and production costs and disruptions in major silver-producing countries, such as Mexico, China and Peru. The demand for and supply of silver affect silver prices, but not necessarily in the same manner as supply and demand affect the prices of other commodities. The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals. In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time to time, above-ground inventories of silver may also influence the market. The major end uses for silver include industrial applications, jewelry and silverware.

▪	Our offering of the securities does not constitute a recommendation of the underlying shares. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying shares is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying shares or the securities held by the underlying share issuer or in instruments related to the underlying shares or such securities, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying shares. These and other activities of our affiliates may affect the price of the underlying shares in a way that has a negative impact on your interests as a holder of the securities.

▪	The price and performance of the underlying share issuer may not completely track the performance of its underlying index or its net asset value per share. The underlying share issuer does not fully replicate the underlying index that it seeks to track (the “ETF underlying index”) and may hold securities different from those included in the ETF underlying index. In addition, the performance of the underlying share issuer reflect additional transaction costs and fees that are not included in the calculation of its ETF underlying index. All of these factors may lead to a lack of correlation between the performance of the underlying share issuer and its ETF underlying index. In addition, corporate actions with respect to the equity securities constituting the underlying share issuer’s ETF underlying index or held by the underlying share issuer (such as mergers and spin-offs) may impact the variance between the performance of the underlying share issuer and its ETF underlying index. Finally, because the underlying shares are traded on NYSE Arca, Inc. and are subject to market supply and investor demand, the market value of the underlying share issuer may differ from its net asset value per share.

During periods of market volatility, securities underlying the underlying share issuer may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the underlying share issuer and the liquidity of the underlying share issuer may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the underlying share issuer. Further, market volatility may adversely affect, sometimes materially, the price at which market participants are willing to buy and sell the underlying share issuer. As a result, under these circumstances, the market value of the underlying share issuer may vary substantially from its net asset value per share. For all of the foregoing reasons, the performance of the underlying share issuer might not correlate with the performance of its ETF underlying index and/or its net asset value per share, which could materially and adversely affect the value of the securities in the secondary market and/or reduce your return on the securities.

▪	The price of the underlying shares may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions directly in the underlying shares or the securities held by the underlying share issuer and other financial instruments related to the underlying shares or such securities and may adjust such positions during the term of the securities. Our affiliates also trade the underlying shares or the securities held by the underlying share issuer and other financial instruments related to the underlying shares or such securities on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the price of the underlying shares in a way that

February 2019	PS-12

Citigroup Global Markets Holdings Inc.
Contingent Income Auto-Callable Securities Due February-----, 2022 Based on the Performance of the Shares of the VanEck Vectors® Gold Miners ETF Principal at Risk Securities

negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the underlying share issuer or the issuers of the securities held by the underlying share issuer, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

▪	Even if the underlying share issuer pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the securities for any cash dividend paid on the underlying shares unless the amount of the dividend per underlying share, together with any other dividends paid in the same fiscal quarter, exceeds the dividend paid per underlying share in the most recent fiscal quarter by an amount equal to at least 10% of the closing price of the underlying shares on the date of declaration of the dividend. Any dividend will reduce the closing price of the underlying shares by the amount of the dividend per underlying share. If the underlying share issuer pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Description of the Securities—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

▪	The securities will not be adjusted for all events that could affect the price of the underlying shares. For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares would not.

▪	The securities may become linked to shares of an issuer other than the original underlying share issuer upon the occurrence of a reorganization event or upon the delisting of the underlying shares. For example, if the underlying share issuer enters into a merger agreement that provides for holders of the underlying shares to receive shares of another entity, the shares of such other entity will become the underlying shares for all purposes of the securities upon consummation of the merger. Additionally, if the underlying shares are delisted or the underlying share issuer is otherwise terminated, the calculation agent may, in its sole discretion, select shares of another ETF to be the underlying shares. See “Description of the Securities—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares—Dilution and Reorganization Adjustments,” and “—Delisting, Liquidation or Termination of an Underlying ETF” in the accompanying product supplement.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events, events with respect to the underlying share issuer that may require a dilution adjustment or the delisting of the underlying shares, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪	Changes made by the investment adviser to the underlying share issuer or by the sponsor of the ETF underlying index may adversely affect the underlying shares. We are not affiliated with the investment adviser to the underlying share issuer or with the sponsor of the ETF underlying index. Accordingly, we have no control over any changes such investment adviser or sponsor may make to the underlying share issuer or the ETF underlying index. Such changes could be made at any time and could adversely affect the performance of the underlying shares.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities might be materially and adversely affected. Moreover, as described in the accompanying product supplement under “United States Federal Tax Considerations,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss recognized by U.S. investors, possibly with retroactive effect. You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal

February 2019	PS-13

Citigroup Global Markets Holdings Inc.
Contingent Income Auto-Callable Securities Due February-----, 2022 Based on the Performance of the Shares of the VanEck Vectors® Gold Miners ETF Principal at Risk Securities

Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Non-U.S. investors should note that persons having withholding responsibility in respect of the securities may withhold on any coupon payment paid to a non-U.S. investor, generally at a rate of 30%. To the extent that we have withholding responsibility in respect of the securities, we intend to so withhold.

In addition, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a withholding tax of up to 30% on “dividend equivalents” paid or deemed paid to non-U.S. investors in respect of certain financial instruments linked to U.S. equities. In light of Treasury regulations, as modified by an IRS notice, that provide a general exemption for financial instruments issued prior to January 1, 2021 that do not have a “delta” of one, as of the date of this preliminary pricing supplement the securities should not be subject to withholding under Section 871(m). However, information about the application of Section 871(m) to the securities will be updated in the final pricing supplement. Moreover, the IRS could challenge a conclusion that the securities should not be subject to withholding under Section 871(m).

We will not be required to pay any additional amounts with respect to amounts withheld.

Information About The VanEck Vectors® Gold Miners ETF

The VanEck Vectors® Gold Miners ETF is an exchange-traded fund that seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities involved primarily in the mining of gold or silver, as measured by the NYSE Arca Gold Miners Index. The NYSE Arca Gold Miners Index is a modified market capitalization weighted index composed of publicly traded companies involved primarily in the mining of gold or silver.

The VanEck Vectors® Gold Miners ETF is an investment portfolio of Market Vectors® ETF Trust. Van Eck Associates Corporation is currently the investment adviser to the VanEck Vectors® Gold Miners ETF. Information provided to or filed with the SEC by Market Vectors® ETF Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-123257 and 811-10325, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares of the VanEck Vectors® Gold Miners ETF trade on the NYSE Arca under the ticker symbol “GDX.”

Please refer to the section “Fund Descriptions—The Market Vectors Gold Miners ETF” in the accompanying underlying supplement for additional information.

This pricing supplement relates only to the securities offered hereby and does not relate to the underlying shares or other securities of the underlying share issuer. We have derived all disclosures contained in this pricing supplement regarding the underlying shares and the underlying share issuer from the publicly available documents described above. In connection with the offering of the securities, none of Citigroup Global Markets Holdings Inc., Citigroup Inc. or CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying share issuer.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The VanEck Vectors® Gold Miners ETF is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying shares.

Historical Information

The graph below shows the closing price of the underlying shares of VanEck Vectors® Gold Miners ETF for each day such price was available from January 2, 2014 to January 31, 2019. The table that follows shows the high and low closing prices of, and dividends paid on, the underlying shares for each quarter in that same period. We obtained the closing prices and other information below from Bloomberg L.P., without independent verification. If certain corporate transactions occurred during the historical period shown below, including, but not limited to, spin-offs or mergers, then the closing prices of the underlying shares shown below for the period prior to the occurrence of any such transaction have been adjusted by Bloomberg L.P. as if any such transaction had occurred prior to the first day in the period shown below. You should not take the historical prices of the underlying shares as an indication of future performance.

February 2019	PS-14

Citigroup Global Markets Holdings Inc.
Contingent Income Auto-Callable Securities Due February-----, 2022 Based on the Performance of the Shares of the VanEck Vectors® Gold Miners ETF Principal at Risk Securities

Shares of the VanEck Vectors® Gold Miners ETF – Historical Closing Prices January 2, 2014 to January 31, 2019

* The red line indicates the hypothetical downside threshold price of $18.152, assuming the closing price on January 31, 2019 was the initial share price.

February 2019	PS-15

Citigroup Global Markets Holdings Inc.
Contingent Income Auto-Callable Securities Due February-----, 2022 Based on the Performance of the Shares of the VanEck Vectors® Gold Miners ETF Principal at Risk Securities

Shares of the VanEck Vectors® Gold Miners ETF	High	Low	Dividends
2014
First Quarter	$27.73	$21.27	$0.00000
Second Quarter	$26.45	$22.04	$0.00000
Third Quarter	$27.46	$21.35	$0.00000
Fourth Quarter	$21.94	$16.59	$0.12100
2015
First Quarter	$22.94	$17.67	$0.00000
Second Quarter	$20.82	$17.76	$0.00000
Third Quarter	$17.85	$13.04	$0.00000
Fourth Quarter	$16.90	$13.08	$0.11600
2016
First Quarter	$20.86	$12.47	$0.00000
Second Quarter	$27.70	$19.53	$0.00000
Third Quarter	$31.32	$25.45	$0.00000
Fourth Quarter	$25.96	$18.99	$0.05500
2017
First Quarter	$25.57	$21.14	$0.00000
Second Quarter	$24.57	$21.10	$0.00000
Third Quarter	$25.49	$21.21	$0.00000
Fourth Quarter	$23.84	$21.42	$0.17600
2018
First Quarter	$24.60	$21.27	$0.00000
Second Quarter	$23.06	$21.81	$0.00000
Third Quarter	$22.68	$17.57	$0.00000
Fourth Quarter	$21.09	$18.39	$0.10500
2019
First Quarter (through January 31, 2019)	$22.18	$20.31	$0.00000

The closing price of the underlying shares on January 31, 2019 was $22.69.

We make no representation as to the amount of dividends, if any, that may be paid on the underlying shares in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the underlying shares.

February 2019	PS-16

Citigroup Global Markets Holdings Inc.
Contingent Income Auto-Callable Securities Due February-----, 2022 Based on the Performance of the Shares of the VanEck Vectors® Gold Miners ETF Principal at Risk Securities

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities. In connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat the securities for U.S. federal income tax purposes as prepaid forward contracts with associated coupon payments that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	Any coupon payments on the securities should be taxable as ordinary income to you at the time received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. For this purpose, the amount realized does not include any coupon paid on retirement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities, and the IRS or a court might not agree with the treatment described herein. In addition, the U.S. Treasury Department and the IRS have released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts.” While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential consequences of the IRS notice.

Withholding Tax on Non-U.S. Holders. Because significant aspects of the tax treatment of the securities are uncertain, persons having withholding responsibility in respect of the securities may withhold on any coupon payment paid to Non-U.S. Holders (as defined in the accompanying product supplement), generally at a rate of 30%. To the extent that we have (or an affiliate of ours has) withholding responsibility in respect of the securities, we intend to so withhold. In order to claim an exemption from, or a reduction in, the 30% withholding, you may need to comply with certification requirements to establish that you are not a U.S. person and are eligible for such an exemption or reduction under an applicable tax treaty. You should consult your tax adviser regarding the tax treatment of the securities, including the possibility of obtaining a refund of any amounts withheld and the certification requirement described above.

Moreover, as discussed under “United States Federal Tax Considerations – Tax Consequences to Non-U.S. Holders – Possible Withholding Under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2021 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be Specified Securities subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances. For example, if you enter into other transactions relating to a U.S. Underlying Equity, you could be subject to withholding tax or income tax liability under Section 871(m) even if the securities are not Specified Securities subject to Section 871(m) as a general matter. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

This information is indicative and will be updated in the final pricing supplement or may otherwise be updated by us in writing from time to time. Non-U.S. Holders should be warned that Section 871(m) may apply to the securities based on circumstances as of the pricing date for the securities and, therefore, it is possible that the securities will be subject to withholding tax under Section 871(m).

February 2019	PS-17

Citigroup Global Markets Holdings Inc.
Contingent Income Auto-Callable Securities Due February-----, 2022 Based on the Performance of the Shares of the VanEck Vectors® Gold Miners ETF Principal at Risk Securities

We will not be required to pay any additional amounts with respect to amounts withheld.

FATCA. You should review the section entitled “United States Federal Tax Considerations—FATCA” in the accompanying product supplement regarding withholding rules under the “FATCA” regime. The discussion in that section is hereby modified to reflect regulations proposed by the U.S. Treasury Department indicating an intent to eliminate the requirement under FATCA of withholding on gross proceeds of the disposition of affected financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $0.25 for each $10.00 security sold in this offering. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI, including Morgan Stanley Wealth Management, and their financial advisors collectively a fixed selling concession of $0.20 for each $10.00 security they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $0.05 for each security they sell. For the avoidance of doubt, the fees and selling concessions described in this pricing supplement will not be rebated if the securities are automatically redeemed prior to maturity.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

Secondary market sales of securities typically settle two business days after the date on which the parties agree to the sale. Because the issue date for the securities is more than two business days after the pricing date, investors who wish to sell the securities at any time prior to the second business day preceding the issue date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement. Investors should consult their own investment advisors in this regard.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this expected hedging activity even if the value of the securities declines. This hedging activity could affect the closing price of the underlying shares and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the pricing date because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion

February 2019	PS-18

Citigroup Global Markets Holdings Inc.
Contingent Income Auto-Callable Securities Due February-----, 2022 Based on the Performance of the Shares of the VanEck Vectors® Gold Miners ETF Principal at Risk Securities

of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Certain Selling Restrictions

Prohibition of Sales to EEA Retail Investors

The securities may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities offered so as to enable an investor to decide to purchase or subscribe the securities.

Contact

Clients of Morgan Stanley Wealth Management may contact their local Morgan Stanley branch office or the Morgan Stanley principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 762-9666). All other clients may contact their local brokerage representative.

© 2019 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

February 2019	PS-19